EXHIBIT 10(b)



                               September __, 2004


PERSONAL AND CONFIDENTIAL

[Name]
[Street Address]
[City, State, Zip]

Dear [Grantee]:

It is our pleasure to announce that SYSCO has adopted a new bonus plan called the SYSCO Corporation 2004 Long-Term Incentive Cash Plan (the "Plan"). In recognition of your long-term commitment to SYSCO and its customers and of your expected future contributions to our corporate financial objectives, you have been granted [_____] "performance units" under the Plan. The value assigned to each of your performance units is $35.00.

Subject to the terms and conditions of the Plan, these performance units represent your right to receive a cash bonus of up to 150% of the total value of your units if and to the extent that SYSCO attains certain increases in net after-tax earnings per share during the "performance period" (July 4, 2004 through June 30, 2007), set by the Compensation and Stock Option Committee of SYSCO's Board of Directors.

You should be aware that in November 2004, SYSCO will be seeking shareholder approval of the Plan with respect to compensation payable to the CEO and the four highest compensated officers of SYSCO ("Covered Employees"). This is being done so that SYSCO may be permitted to claim a federal income tax deduction for compensation payable under the Plan to the Covered Employees in excess of the limitation prescribed by Section 162(m) of the Internal Revenue Code ("Code"). In order to comply with the applicable requirements of Section 162(m) of the Code, SYSCO must subject to shareholder approval any compensation payable under the Plan to the Covered Employees, including any bonuses that may be earned with respect to the performance units granted for the July 4, 2004 through June 30, 2007 performance period. This means that if SYSCO's shareholders do not approve the Plan as it relates to the Covered Employees, SYSCO may not pay any bonuses earned under the Plan to the Covered Employees.

It is possible that you may be a Covered Employee for purposes of Section 162(m) of the Code for the taxable year in which the bonuses would otherwise be deductible. Accordingly, we are requesting that you sign the enclosed agreement to acknowledge that, in the event that SYSCO's shareholders do not approve the Plan as it relates to the Covered Employees and you are a Covered Employee for the relevant taxable year, you agree to waive your right to receive any bonus that may be earned with respect to the performance units granted pursuant to this letter. AS DESCRIBED IN THE AGREEMENT, THE PERFORMANCE UNITS GRANTED PURSUANT TO THIS LETTER SHALL BE FORFEITED ON OCTOBER 1, 2004 IF WE HAVE NOT RECEIVED THE AGREEMENT SIGNED BY YOU (AND YOUR SPOUSE, IF MARRIED) BEFORE SUCH DATE.

Also enclosed for your review are copies of the Plan document, a beneficiary designation form, instructions for completing the beneficiary designation form and other explanatory materials. All of the enclosed documents are important legal documents that should be reviewed carefully and kept in a safe place. Please complete the enclosed forms as soon as possible, and return them to Connie Brooks.

Letter to [Grantee]
September __, 2004



Thank you for your hard work and service. Your efforts, which are an integral part of SYSCO's growth and progress, are deeply appreciated. If you should have any questions about your performance unit grant or the Plan, please contact Mike Nichols.

Sincerely,




Richard J. Schnieders                         Thomas E. Lankford
Chairman and CEO                              President and COO

Enclosures
cc:  [________________]